Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Emeren Group Ltd on Form S-8 (File No. 333-261933, 333-260373, 333-153647 and 333-175479) of our report dated May 16, 2023, with respect to our audit of the consolidated financial statements of Emeren Group Ltd as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Emeren Group Ltd for the year ended December 31, 2023.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

July 31, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com